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                                                                Exhibit 5


                                 April 27, 1995
Eastern Enterprises
9 Riverside Road
Weston, MA  02193

        You have asked for my opinion concerning the legality of 1,000,000 shares of Common Stock, with a par value of $1.00 per share (the "Shares"), of Eastern Enterprises (the "Association") issuable upon the exercise of options which may be granted under the Eastern Enterprises 1995 Stock Option Plan (the "Plan"), and 1,000,000 common stock purchase rights (the "Rights") attached to the Shares pursuant to the provisions of a Common Stock Rights Agreement between Eastern and The Bank of New York dated as of February 22, 1990, as amended (the "Rights Agreement").

        The Shares issuable pursuant to the Plan may be authorized but unissued shares or shares held from time to time in the Association's treasury.

        As Senior Vice President, General Counsel and Secretary of the Association, I have acted as counsel for the Association in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") with respect to the Plan, which is being filed with the Securities and Exchange Commission under the Securities Act of 1933 contemporaneously herewith, and I have examined:

                  (a) the Declaration of Trust of the Association dated July 18, 1929, as amended;

                  (b) the By-laws of the Association as from time to time in effect;

                  (c)      a copy of the Registration Statement;

                  (d) the minutes of meetings to date of the shareholders and Board of Trustees of the Association;

                  (e)      The Rights Agreement; and

                  (f) such other documents and records as I deem necessary for purposes of this opinion.


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Eastern Enterprises
April 27, 1995
Page 2

         I have assumed that the Shares proposed to be issued upon the exercise of options under the Plan will be issued only upon payment therefor as provided in the Plan and that the price for such shares will be not less than $1.00 per share. I have also assumed that the issuance of any such Shares will not result in the issuance by the Association of more than its authorized shares of Common Stock. In addition, I have assumed that the Rights will be issued in accordance with the provisions of the Rights Agreement.

         Based upon the foregoing, I am of the opinion that:

1. The Association is duly organized and existing as an unincorporated voluntary association in conformity with the laws of The Commonwealth of Massachusetts.

2. The Shares, when issued and paid for as provided in the Plan, will be validly issued and will be fully paid and nonassessable except as set forth below in this opinion.

3.       The Rights, when issued in accordance with the Rights
         Agreement, will be validly issued and will constitute binding obligations of the Association.

         The Association is a voluntary association of the type commonly known as a "Massachusetts business trust". Pursuant to certain decisions of the Supreme Judicial Court of Massachusetts, shareholders of such a trust may, under certain circumstances, be held personally liable as partners for the obligations of the trust. Even if the Association were held to be a partnership, however, the possibility of its shareholders incurring financial loss appears remote because (a) the Association's Declaration of Trust contains an express disclaimer of shareholder liability for the obligations of the Association and requires that such notice be given in each agreement, obligation or instrument entered into or executed by the Association, (b) management of the Association has advised that the association is adequately insured against tort liability,
(c) most of the Association's operations are conducted by incorporated subsidiaries and (d) the Association's Declaration of Trust provides for indemnification out of the trust property for any shareholder held personally liable for the obligations of the Association.

         I understand that this opinion is to be used in connection with the Registration Statement. I consent to the filing of this opinion with and as a part of the Registration Statement and to use of my name therein.

                               Very truly yours,


                               /s/ L. William Law, Jr.
                              --------------------------------
                               L. William Law, Jr.


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